                                                                   Exhibit 10.14

                                 EXECUTION COPY

                                 MASTER SUPPLY,

                         SERVICES, and SYSTEM AGREEMENT

                                     BETWEEN

                                 PF.NET, L.L.C.

                                       AND

                            LUCENT TECHNOLOGIES INC.

                         CONTRACT NUMBER LNM990304DLMPTI


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                TABLE OF CONTENTS

                                    ARTICLE I

SECTION                                                                     PAGE
                                                                            ----

1.     Definitions                                                            1

                                   ARTICLE II

SCOPE AND STRUCTURE

2.1    Term of Agreement                                                      1
2.2    Scope                                                                  1
2.3    Conflicting Terms                                                      1
2.4    Purchase Target                                                        1
2.5    Customer Responsibility                                                2
2.6    Network                                                                2
2.7    Forecasts                                                              2
2.8    Permits and Approvals                                                  2
2.9    Additional Conditions                                                  2
2.10   Agency Arrangements                                                    3

                                   ARTICLE III

GENERAL TERMS AND CONDITIONS

3.1    Orders                                                                 4
3.2    Changes In Customer's Orders                                           5
3.3    Changes in Products                                                    5
3.4    Prices                                                                 5
3.5    Invoices, Acceptance and Terms of Payment                              6
3.6    Purchase Money Security Interest                                       7
3.7    Taxes                                                                  8
3.8    Transportation and Packing                                             8
3.9    Title and Risk of Loss                                                 S
3.10   Personal Injury                                                        8
3.11   Infringement                                                           9
3.12   Customer's Remedies                                                   10
3.13   Use of Information                                                    11
3.14   Documentation                                                         12
3.15   Notices                                                               12
3.16   Force Majeure                                                         12
3.17   Assignment                                                            12


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

3.18   Termination                                                           13
3.19   Independent Contractor                                                13
3.10   Releases Void                                                         14
3.21   Publicity                                                             14
3.22   Confidentiality of Agreement                                          14
3.23   Export Control                                                        14
3.24   Amendments                                                            14
3.25   Severability                                                          14
3.26   Waiver                                                                14
3.27   Survival                                                              15
3.28   Section Headings                                                      15
3.29   Choice of Law                                                         15
3.30   Ambiguities                                                           15
3.31   Facilities Access                                                     15
3.32   Test-Based Laboratory                                                 15

                                   ARTICLE IV

PROVISIONS APPLICABLE TO LICENSED MATERIALS

4.1    License for Licensed Materials                                        16
4.2    Changes in Licensed Materials                                         16
4.3    Cancellation of License                                               16
4.4    Optional Software Features                                            16
4.5    Additional Rights in Licensed Materials                               17
4.6    Installation of Software                                              17
4.7    Vendor Item Warranty                                                  17

                                    ARTICLE V

GENERAL SERVICES PROVISIONS

5.1    Personnel                                                             17
5.2    Relocation, Modification or Improper Usage of Software                17
5.3    Services Not Covered                                                  18
5.4    Personnel & Subcontractors                                            18
5.5    Work or Services Performed by Others                                  18
5.6    Provisions for Engineering and Installation Services                  19
5.7    Provisions for Professional Services                                  25


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                   ARTICLE VI

PROJECT MANAGEMENT

6.1    Scope                                                                 27
6.2    Seller Project Management                                             27
6.3    Customer Project Management                                           27

                                   ARTICLE VII

WARRANTY

7.1    Network Elements                                                      27
7.2    Services                                                              28
7.3    Network                                                               28
7.4    Backwards Compatibility                                               29
7.5    Year 2000 Warranty                                                    29
7.6    Bandwidth Assurance                                                   29
7.7    Disclaimer                                                            31

                                  ARTICLE VIII

GENERAL ASSURANCE                                                            31

                                   ARTICLE IX

ATTACHMENTS                                                                  32

                                    ARTICLE X

COUNTERPARTS                                                                 33

                                   ARTICLE XI

ENTIRE AGREEMENT                                                             33

EXHIBIT A                                                                    34


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                  MASTER SUPPLY, SERVICES, and SYSTEM AGREEMENT

            This Master Supply, Service, and System Agreement (Contract Number LNM990304DLMPTI and referred to as "Agreement") is made and entered into as of August 6, 1999, (the "Effective Date") by and between Lucent Technologies Inc. ("Seller"), a Delaware corporation operating through its Global Services Provider group, with offices located at 600 Mountain Avenue, Murray Hill, New Jersey 07974, and PF.Net, L.L.C., a Delaware limited liability company with offices located at 1625 B Street, Washougal, Washington 98671 (hereinafter "Customer").

WHEREAS, Customer desires to procure products and services from Lucent for purposes of building and maintaining a telecommunications Network (hereafter "Network") based on the terms and conditions set forth in this Agreement and the terms, conditions, and Specifications set forth in any Attachment to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be lawfully bound agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1      DEFINITIONS

         For the purpose of this Agreement, the following definitions will apply:

         (a) "Affiliate" of a corporation means any Subsidiary and any other entity, which is controlled directly by Customer. "Control" means (i) in the case of corporate entities, ownership of stock or shares entitled to vote for the election of the board of directors or other governing body of the entity; and (ii) in the case of non-corporate entities, ownership of equity or similar interest of more than fifty percent (50%).

         (b) "Attachment" means any Exhibits, Statements of Work, Schedules, or any other documents that are integral to this Agreement and the performance thereof.

         (c) "Backwards Compatible" means (i) with respect to Licensed Materials, the ability of newer or more advanced versions to function seamlessly with the two prior older or less advanced versions of Software or other Licensed Materials and with all existing in-service Seller Provided Products already installed in the Network, and (ii) with respect to Seller Provided Products, the interoperability and compatibility of such Seller Provided Products with existing infrastructure resulting in no reduction in the existing level of functionality of the existing infrastructure. For the purposes of this definition, any particular version of Licensed Materials shall mean only a Software Upgrade or Software Enhancement.

         (d) "Bill and Hold Products" means Products, Licensed Materials, and/or parts thereof, which the Customer requests and Seller agrees to inventory or warehouse, at a price mutually agreed to by the parties, until final delivery to the Customer.

         (e) "Commercial Service" means, with respect to any Network Elements, the use of such Network Element to bring non-trial, billable services to any customer of Customer.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         (f) "Customer" means PF.Net, L.L.C. Customer shall also have the right to designate Affiliate(s) who may purchase under this Agreement which may be changed by written notice from Customer to Seller and prior to order placement of such Affiliate(s). Affiliates may be disallowed by Seller if: (a) such affiliate is a competitor of Seller engaged in the business of manufacturing systems comparable to those offered to the Customer hereunder, or (b) such affiliate currently has another purchase agreement with Seller. By virtue of placing orders with Seller, Customer hereby guarantees the performance and shall bind such Affiliates to the terms and conditions of the Agreement. Customer shall promptly notify Seller in writing of any change in the Affiliate status and such Affiliate shall immediately be disqualified from purchasing under this Agreement. Any such notices shall automatically append to this Agreement and require no further amendments between the parties. Upon such designation as an Affiliate, such Affiliate shall be deemed a "Customer" for purposes of this Agreement; provided, that any such designation shall not relieve PF.Net, L.L.C. from its obligations hereunder. "For purposes of this definition, "Affiliate" shall include any corporation, partnership, joint venture or other entity that owns or plans to own or operate a telecommunications Network in which Customer owns at least a 25% of the equity (or equivalent).

         (g) "Customer Price List(s)" means Seller's published "Ordering and Price Guides" or other price notification releases made generally available by Seller to its customers from time to time for the purpose of communicating Seller's prices or pricing related information to Customer; however, this does not include firm price quotations.

         (h) "Delivery Date" means the date under this Agreement by which any deliverables ordered by Customer are delivered under this Agreement to the F.O.B. point of origin or such other destination as is mutually agreed upon.

         (i) "Designated Processor" means the Product for which licenses to Use Licensed Materials are granted.

         (j) "Firmware" means a combination of (1) hardware and (2) Software represented by a pattern of bits contained in such hardware.

         (k) "Fit" means physical size or mounting arrangement (e.g., electrical or mechanical connections).

         (l)      "Form" means physical shape.

         (m)      "Function" means the operation the Product performs.

         (n) "Hazardous Materials" means material designated as a "hazardous chemical substance or mixture" pursuant to Section 6 of the Toxic Substance Control Act; a "hazardous material" as defined in the Hazardous Materials Transportation Act (49 U.S.C.1801, et seq.); "hazardous substance" as defined in the Occupational Safety and Health Act Hazard Communication Standard (29 CFR 1910.1200) or as defined in the Comprehensive Governmental Response, Compensation and Liability Act, 42 U.S.C. 9601 (14), or other pollutant or contaminant.

         (o) "Installation Complete Date" means the date on which Seller has completed installation and related testing of Products or Licensed Materials purchased or licensed hereunder and has, if required under this Agreement, provided written notice thereof to Customer ("Turnover") and said installation has been accepted by Customer pursuant to Article 3.5.2.

         (p) "Licensed Materials" means the Software and Related Documentation for which Seller grants licenses under this Agreement; no Source Code versions of Software are included in Licensed Materials.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         (q) "Network Elements" means the Products and Licensed Materials provided by Seller to Customer under this Agreement that are inherent to the Network.

         (r) "Product" means equipment hardware, and parts thereof, and various components of the Network Elements.

         (s) "Related Documentation" means materials delivered by Seller to Customer useful in connection with Software such as, but not limited to, flowcharts, logic diagrams and listings, program descriptions and Specifications.

         (t) "Services" mean activities provided by Seller to Customer under this Agreement, which may include but are not limited to, installation, provisioning, integration testing, and monitoring.

         (u) "Software" means a computer program consisting of a set of logical instructions and tables of information that guide the functioning of a processor. Such program may be contained in any medium whatsoever, including hardware containing a pattern of bits, representing such program. However, the term "Software" does not mean or include such medium.

         (v) "Source Code" means any version of Software incorporating high-level or assembly language that generally is not directly executable by a processor.

         (w) "Specifications" means Seller's or its vendor's technical specifications for particular Products or Software furnished hereunder.

         (x) "Standard Interval" means the lead time for shipment for Products and Licensed Materials for all purchases placed under this Agreement. The Standard Interval shall be thirty (30) days after the date of Seller's receipt of such purchase order, unless a different Standard Interval is set forth in the applicable Attachment.

         (y) "Subsidiary" means any corporation or other entity in which Customer owns more than fifty percent (50%) of the eligible voting stock or equivalent voting power; such corporation or entity shall be deemed to be a Subsidiary of such Customer only as long as such ownership or control exists.

         (z) "Term" means the Initial Term of this Agreement and any extensions pursuant to Section 2 beyond the Initial Term.

         (aa) "Turnover" means, with respect to Products and Software to be installed by Seller, the point at which Seller has completed the installation and related testing and notifies Customer that the installation and related testing is completed and that Seller has confirmed that the installed Product and/or Software comply with Seller's Specifications.

         (bb) "Use," with respect to Licensed Materials means loading the Licensed Materials, or any portion thereof, into a Designated Processor for execution of the instructions and tables contained in such Licensed Materials.

         (cc) "Vendor Items" means Network Elements sold by Seller under this Agreement that are not manufactured by Seller or its affiliates.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                   ARTICLE II
                               SCOPE AND STRUCTURE

2.1      TERM OF AGREEMENT

2.1.1 The term of this Agreement shall commence on the Effective Date and shall continue in effect thereafter until December 31, 2004 ("Initial Term"). Upon written notice from Customer, no less than sixty (60) days prior to the expiration of the Initial Term, Customer may extend this Agreement for successive one (1) year terms, provided however, that Seller and Customer mutually agree to any new terms and conditions, Specifications, or pricing that may be negotiated therein.

2.2      SCOPE

2.2.1 Under the terms and conditions and prices set forth in this Agreement and set forth in any Attachments to this Agreement, Seller will provide Products, Licensed Materials and Services to Customer for Customer's telecommunications Network and sell to Customer such Network Elements that include, but are not limited to switching, access, transmission, data communications, EP products, fiber optic cable, power and related equipment for Customer's Network. Customer understands and agrees that all Products, Licensed Materials, or Services furnished by Seller to Customer pursuant to this Agreement shall be for Customer's own internal use in the United States, Canada, Mexico, and any other countries which join the North American Free Trade Agreement

2.2.2 In consideration of Seller's providing the financing referred to below, Customer agrees to purchase no less than 87% of its requirements for each of Seller's Data Networking Products, Optical Networking Products and Network Products Group products and for fiber optic products the percentage of Customer requirements set forth in Attachment A; provided that such products shall (i) be priced competitively as compared to comparable product sold by third party vendors and (ii) possess the functionality required by Customer. Customer's obligation under this paragraph shall terminate and be of no further effect on the date that Lucent is no longer a lender to Customer and has no commitment to provide financing to Customer.

2.3      CONFLICTING TERMS

         Any firm price quotes made by Seller to Customer during the term of this Agreement shall incorporate the terms and conditions of this Agreement. Any conflicting terms and conditions of a firm price quote signed by an authorized representative of Seller and Customer and dated after the effective date of this Agreement, will supersede the comparable terms of this Agreement.

         In the event of any conflict between the Agreement and an Attachment, the terms and conditions of the Attachment shall prevail or the non-conflicting terms and conditions of the Agreement shall prevail.

2.4      PURCHASE TARGET

         Under the terms and conditions and prices set forth herein and set forth in any Attachments to this Agreement, Customer's intent is to purchase from Seller at least five hundred seventy four ($547) million dollars ("Purchase Target") of Products, Licensed Materials, and Services (including purchases made on behalf of AT&T pursuant to Section 2.10.1).


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

        Purchase Period                               Cumulative Purchase Orders

        Year 1                                        $150 million dollars
        (Effective Date through December 31, 2000)

        Year 2                                        $200 million dollars

        Year 3                                        $75 million dollars

        Year 4                                        $70 million dollars

        Year 5                                        $55 million dollars

         No less than thirty (30) days prior to the end of Purchase Periods Year 2, Year 3, Year 4, and Year 5, Seller and Customer will review Customer's purchases for the previous periods to determine if Customer has met the Cumulative Purchase Target. The Purchase Target represents Customer's current intent and does not constitute a binding obligation on its part.

2.5      CUSTOMER RESPONSIBILITY

         Customer shall, at no charge to Seller, provide Seller with such technical information, data, technical support or assistance as may reasonably be required by Seller to fulfill its obligations under this Agreement, any subordinate agreement or order. If Customer fails to provide the technical information, data, support or assistance, Seller shall be discharged from any such obligation.

2.6      NETWORK

         Seller will provide Products and Licensed Materials and Services, which include but are not limited to those listed in the Attachments to this Agreement to help build and monitor Customer's telecommunications Network in accordance with the terms and conditions contained herein, in accordance with the Specifications set forth in the Attachments. Seller agrees to install and perform integration testing on all essential Network Elements as mutually agreed to by the parties.

2.7      FORECASTS

         Customer hereby agrees that within one (1) month after the Effective Date of this Agreement, Customer shall provide Seller an initial forecast of the portions of the Network to be implemented during the first year of this Agreement. Customer shall, on a quarterly basis thereafter, provide Seller a twelve (12) month forecast of the portions of the Network that will be implemented.

2.8      PERMITS AND APPROVALS

         Any applicable permits, in connection with the implementation and operation of the Network that may be required by any government entity will be the sole responsibility of the Customer.

2.9      ADDITIONAL CONDITIONS

2.9.1 Customer's obligations under this Agreement are contingent on Seller entering into a definitive financing agreement to provide financing subject to terms and conditions to be mutually agreed . If such definitive financing agreement is not executed by September 30, 1999, Customer shall have the right to terminate this Agreement. Seller retains the right to all the architecture and other intellectual property incorporated in the Initial Plan issued pursuant to Attachment B in the event the parties hereto cancel this Agreement for any reason.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

2.9.2 Seller shall have the right, at its expense, to perform quarterly audits of Customer's progress in implementing its business plan, strategies, and the procurement of Seller's Products, Licensed Materials, and Services.

2.10     AGENCY ARRANGEMENTS

2.10.1 The parties contemplate that Customer will act as purchasing agent for AT&T in respect of Seller's Fiber Optic Cable and associated equipment (Attachment A) for certain construction routes to be agreed by Customer and AT&T. On receipt of written authorization from AT&T, Seller agrees that such purchases can be made pursuant to a purchase order issued under this Agreement, but utilizing the prices provided for in this Agreement or the price levels including Fiber Optic Cable price discounts contained in Seller's contract with AT&T. Seller shall issue separate invoices to Customer and AT&T based on the quantity of Fiber Products purchased by each company as set forth in the applicable purchase order.

2.10.2 It is also contemplated that Customer will act as purchasing agent within the United States for (i) its partners (other than AT&T participating in the build-out of Customer's network and (ii) its ISP customers in respect of Seller's Products covered by Attachments A, C and D. Customer shall provide a list of such partners and Customers to Seller for its prior approval, which shall not be unreasonably withheld. On receipt of written authorization from any such third party, Seller agrees that such purchases may be made pursuant to an order issued under this Agreement applying the terms contained in this Agreement. Prices shall be as agreed to between Customer and the third party purchaser for which it is serving as purchasing agent (which prices shall not be less than the applicable prices under this Agreement). Seller shall review the pricing offered by Customer to the third party purchaser prior to agreeing to the sale for the sole purpose of determining whether said prices trigger any price protection clauses in other contracts to which Seller is a party. If the proposed pricing offered by Customer triggers such clause, Customer will change its prices so as to correct the situation. Seller shall issue the applicable invoices to the third party purchaser. Within 30 days after receipt of payment for each invoice, Seller shall remit to Customer an agents fee in an amount equal to the amount that (A) the price paid by the third party customer exceeds (B) the amount that would have been payable by Customer for the products purchased by the third party purchaser if Customer had purchased such products for itself pursuant to the pricing provided in this Agreement.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                   ARTICLE III
                          GENERAL TERMS AND CONDITIONS

3.1      ORDERS

         All orders submitted by Customer for Products, Licensed Materials, and Services shall incorporate and be subject to the terms and conditions of this Agreement. Any order submitted pursuant to a firm price quotation shall include such firm price quotation number. All orders, including electronic orders, shall contain the information as detailed below:

         (a)      Complete and correct ship to and bill to address;

         (b) The quantity and type of Products, Licensed Materials, and Services being ordered;

         (c)      The price;

         (d) The requested Delivery Date in accordance with Seller's Standard Interval for the Products, Licensed Materials, and Services being ordered. In the event a non standard interval has been mutually agreed to by the parties, reference to the specific document agreeing to the interval needs to be included;

         (e) The requested completion date in accordance with Seller's Standard Interval for the Products, Licensed Materials, and Services being ordered;

         (f)      Reference to this Agreement;

         (g) If an order is for Bill and Hold Products, the phrase "Bill and Hold" must be clearly and conspicuously stated in the order.

         Seller shall make any delivery on the Delivery Date set forth in the applicable order, provided that such Delivery Date is in accordance with Seller's published Standard Intervals in effect on the date of receipt of the applicable order by Seller. Seller will not make deliveries earlier than the Delivery Date in accordance with Seller's published Standard Intervals unless mutually agreed to by the Customer and Seller in writing. Seller reserves the right to change such standard order intervals without notification to Customer but only with respect to future orders. Such change shall not affect orders accepted by Seller prior to the change to the standard order intervals. Electronic orders shall be binding on Customer notwithstanding the absence of a signature. All orders are subject to acceptance by Seller. Seller reserves the right to place any order on hold, delay shipment, and/or reject any order upon the material breach or default by Customer of its obligations under this Agreement or if Customer has failed to make timely payments under this Agreement. Terms and conditions on Customer's purchase order which are inconsistent with the provisions of this Agreement and any pre-printed terms and conditions on Customer's purchase order shall be ineffective, void and of no force and effect. Orders shall be sent to the following address:

            Lucent Technologies Inc.
            Customer Service
            6701 Roswell Road
            Building D - 3rd Floor
            Atlanta, GA 30328-2501

         If an order is for Bill and Hold Products, the phrase "Bill and Hold" must be indicated on the order. In the event Customer orders such Products, Seller will defer final shipment of Product(s) until the final ship date that is indicated on Order, or, if no ship date is indicated on the Order, then Seller will ship Products upon a date that is mutually agreed to between the parties. In no event shall Seller be obligated to hold Bill and Hold Products longer than one (1) year from the date of the applicable Order. Customer agrees to pay Seller a monthly stocking


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         fee of 15% of the applicable purchase Price for any Bill and Hold Products held beyond the final ship date indicated on the purchase order or as otherwise mutually agreed to.

3.2      CHANGES IN CUSTOMER'S ORDERS

         With respect to each Order for Network Elements or Services, Customer may make a written request at least ninety (90) days prior to the scheduled Delivery Date of such Network Elements or the scheduled start date for such Services, as the case may be, for a change ("Change") consisting of certain addition(s) or deletion(s) to such order. After receipt of such request, Seller shall submit a Job Change Order ("JCO") to Customer for Customer's approval with respect to the requested Change. Each JCO shall state whether the requested Change shall increase or decrease the applicable price (in accordance with the pricing applicable under this Agreement) and/or the time required by Seller for any aspect of its performance under the Agreement with respect to such order. Customer shall accept or reject the JCO in writing within ten (10) days of receipt thereof. Failure of Customer to accept or reject the JCO in writing as described above shall be deemed a rejection of the JCO by Customer. In the event an accepted JCO involves the return to Seller of any Product which shall have been previously delivered to Customer, Seller may invoice and Customer shall pay a 15% restocking fee and the transportation costs, plus a cancellation fee equal to Seller's direct out-of-pocket expenses incurred for any design, engineering or other related services.

         If Customer rejects a proposed JCO, then the rights and obligations of the parties with respect to the applicable order shall not be subject to Customer's requested Change, except that Customer shall promptly pay Seller's customary engineering charges that may have been incurred in connection with preparation of the Change and Seller shall be entitled to an extension of the dates for performance of its obligations with respect to the applicable order as a result of any delays in such performance which result from the foregoing.

         Customer may by written notice delivered to Seller cancel without charge any order for Network Elements or Services prior to the Delivery Date of the applicable Network Elements forth in such order or the agreed date for the commencement by Seller of the applicable Services. However, if Customer cancels such order within six (6) weeks or less of any such date, a cancellation fee equal to Seller's direct out-of-pocket expenses incurred for design, engineering or other related services shall be payable by Customer. Seller may invoice such amount upon receipt of Customer's notice of cancellation of the applicable order.

3.3      CHANGES IN PRODUCTS

         Prior to shipment, Seller may at any time make changes in Products. Seller may modify the Product(s) drawings and Specifications or substitute Products of later design. Seller agrees that such modifications or substitutions will not impact upon Form, Fit, or Function under normal and proper use of the ordered Product as provided in Seller's Specifications. With respect to changes, modifications, and substitutions that do impact the Form, Fit, or Function of the ordered Product, Seller shall notify Customer in writing at least four (4) months prior to the date the changes become effective, except in those cases where the change is the result of legal mandate or changes in recognized industry standards for which the notice period to Customer shall be at least thirty (30) days. During such four (4) month period, Customer may order and Seller shall sell to Customer as much of such Product as Customer desires that Seller is reasonably able to deliver at the applicable prices under this Agreement.

3.4      PRICES

3.4.1 Prices for Network Elements and Services are set forth in the Attachments to this Agreement. Except as expressly stated in this Agreement, in any Attachments, or in any firm price quote all


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         other Prices shall be those contained in Seller's Customer Price Lists after deductions for all applicable discounts as provided in the applicable Attachments. To the extent Customer's order is subject to a firm price quotation made by Seller, prices, fees and charges shall be as set forth in Seller's firm price quotation.

         The applicable Customer Price List shall be the issue that is in effect on the date of Seller's receipt of the order. The requested Delivery Date of such order must be in accordance with Seller's Standard Interval. Prices for Products and license fees for Licensed Materials to be shipped, or Services to be performed beyond the published shipping interval will be based upon the date required for order entry by Seller in accordance with Customer's requested date and applying the Price from the Customer Price List as of that date.

         Seller may amend its Customer Price Lists, other than those subject to firm price quotations and those discounts set forth in the applicable Attachments. Seller agrees to provide thirty (30) days written notice of any increase in Prices contained in Seller's Customer Price Lists. When Prices contained in Seller's Customer Price Lists are adjusted for changes in raw material prices, Seller's new Prices will be revised effective the first day of any given month. The basis for raw material adjustments will be provided to Customer upon request and shall be applied to pricing adjustments for all of Seller's customers buying the same Products.

3.4.2 Notwithstanding anything to the contrary contained in this Agreement or in any Attachment, starting six months after the Effective Date, Seller and Customer shall meet every six months during the Term to review pricing and discount levels for Products and Licensed Materials purchased or licensed by Customer under Attachment D of this Agreement. At such meeting, Seller shall provide Customer with a summary analysis of the pricing by product type for Products and Licensed Materials sold or licensed to two (2) of Seller's customers (without identifying the specific Customer) of size and/or purchase history equivalent to Customer, taking into account all relevant material terms and conditions of the respective contracts. If the prices paid for comparable products by Customer exceeds one hundred five percent (105%) of the average of the prices provided to these two (2) customers. Seller shall prospectively reduce its prices to meet the lower price. This paragraph shall supplement (and not replace) the provisions of Sections 3.3 of Attachment A.

3.5      INVOICES, ACCEPTANCE AND TERMS OF PAYMENT

3.5.1 (a) For Products, Licensed Materials and Services (including transportation charges and taxes, if applicable) (a) Seller will invoice Customer, all amounts due for Products and Licensed Materials only upon shipment, such shipment not to occur earlier than the planned Delivery Date without written approval of Customer. (B) Seller will invoice Customer for Engineering and Installation Services upon Installation Complete, (c) for all other Services, Seller will invoice Customer either upon completion of the Service, on a monthly basis, as Services are performed or as set forth in the applicable Attachment. Customer shall pay such invoiced amounts for receipt by Seller within thirty (30) days of the invoice date. Seller will invoice Bill and Hold Products upon the earlier of (i) completion of assembly at Seller's facility or (ii) upon stocking at Customer's designated location. Such invoice will serve as Seller's notification that Bill and Hold Products are complete and ready to be released by Customer for final shipment.

         (b) Seller shall send all invoices to Customer by e-mail with a copy also sent by U.S. Mail as follows: clintwarta@pf.net. Customer may change the recipient of the invoices using the provisions of Section 3.15.

3.5.2 Customer shall pay all amounts due Seller hereunder using Electronic Funds Transfer ("EFT") whether amounts have been invoiced by Seller or are due as advance payments. EFT payments by Customer shall be made to the following account of Seller or such other account as is


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         subsequently designated by Seller in writing and, concurrent with the EFT payment, Customer shall fax a copy of the remittal to Seller's Manager Cash Operations at 770-750-4288.

            Chase Manhattan Bank
            New York, New York
            Account Name: Lucent Technologies Inc.
            ACCT. 910144-9099
            ABA 021000021

         If customer pays any invoice amount within ten (10) days of the date of invoice, it shall receive a credit of one-half of one percent (0.5%) of the amount of said invoice. This credit can be applied against any future invoices.

3.5.3 For Products or Licensed Materials to be installed by Seller, Seller shall perform the installation acceptance test for the Product or Licensed Materials being installed pursuant to a mutually agreed installation and testing process ("Installation Test Plan"). Pending such agreement the Installation Test Plan shall be the test plan contained in the Specifications for the applicable Products or Licensed Materials. After completion of the Installation Test, Seller shall determine whether the test results are satisfactory and in conformance with the Installation Test Plan. If Seller advises Customer that such test results are satisfactory, Seller shall issue a Notice of Turnover. The Installation shall be deemed accepted unless Customer provides notification to the contrary no later than thirty (30) days from Turnover.

3.5.4 If Customer fails to pay any invoiced amount not in dispute when due, the invoiced amount will be subject to a late payment charge at the rate of one and one half percent (1-1/2%) per month, or portion thereof, of the amount due (but not to exceed the maximum lawful rate). Customer agrees to pay Seller's attorneys' fees and other costs incurred by Seller in the collection of any delinquent amounts invoiced hereunder, provided there was no genuine dispute concerning the invoiced amounts.

         Customer agrees to review all invoices furnished by Seller hereunder upon receipt and, notify Seller of any billing discrepancies or disputed amounts within ten (10) business days of receipt of the applicable invoice. Such inquiries can be directed to Seller in writing or by telephone. Inquiries shall be made to the telephone number or, if in writing, to the address identified on the invoice.

3.6      PURCHASE MONEY SECURITY INTEREST

         Seller reserves and Customer agrees that Seller shall have a purchase money security interest in all Products and Licensed Materials heretofore supplied or hereafter supplied to Customer by Seller under this Agreement until any and all payments and charges due Seller under this Agreement including, without limitation, shipping and installation charges, are paid in full. Seller shall have the right, at any time during the Term, to file in any state or local jurisdiction such financing statements (e.g., UCC-1 financing statements) as Seller deems necessary to perfect its purchase money security interest hereunder. Upon such filing of any financing statement, Seller shall provide Customer with notice and a copy of such filing. Upon request by Seller, Customer hereby agrees to execute all documents necessary to secure Seller's purchase money security interest including without limitation, UCC-1 or such other documents Seller deems reasonably necessary to perfect such security interest. Notwithstanding the foregoing obligation of Customer to execute, Customer hereby irrevocably appoints Seller as its attorney-in-fact for purposes of executing and filing such financing statements and such other documents prepared by Seller or its designated agent for purposes of perfecting Seller's security interest hereunder.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         In addition to any other remedy available to Seller as provided herein, by common law and by statute, Seller may exercise its right to reclaim all Products and Licensed Materials sold to Customer pursuant to UCC-2-702 or such other applicable provision as it may exist from state to state, upon discovery of Customer's insolvency, provided Seller demands in writing reclamation of such goods before ten (10) days after receipt of such goods by Customer, or if such ten (10) day period expires after the commencement of a bankruptcy case, before twenty (20) days after receipt of such goods by the Customer.

3.7      TAXES

         Customer shall be liable for and shall reimburse Seller for all taxes, duties, import fees, and related charges, however designated, imposed upon or based upon the provision of Services sale, license or Use of Products, Licensed Materials levied upon the sale, excluding taxes based on Seller's net income, unless Customer provides Seller with a valid tax exempt certificate. Seller's failure to collect taxes in accordance herewith shall not be deemed to be an authorization to resell Products or Services or sublicense Licensed Materials.

3.8      TRANSPORTATION AND PACKING

         Seller, in accordance with its normal practices, shall arrange for prepaid transportation to destinations in the contiguous United States and shall invoice transportation charges to Customer. Premium transportation will be used only at Customer's request. Seller shall pack Products for delivery in the contiguous United States, in accordance with its standard practices for domestic shipments. Where, in order to meet Customer's requests, Seller packs Products in other than its normal manner or for destinations outside the contiguous United States, Customer shall pay the additional charges for such packing and transportation. Notwithstanding the foregoing, all transportation and packing charges for a single purchase order which results in full truck load being shipped to a Customer location will be paid by Seller. Customer agree to pay for any shipping charges related to pre-fab concrete huts.

3.9      TITLE AND RISK OF LOSS

         Title to Products only and risk of loss to Products and Licensed Materials shall pass to Customer upon delivery to the Customer at the F.O.B. point of origin. Title to all Licensed Materials (whether or not part of Firmware) furnished by Seller, and all copies thereof made by Customer, including translations, compilations and partial copies are, and shall remain, the property of Seller. Title to Products only and risk of loss for Products and Licensed Material for Bill and Hold Products shall pass to Customer upon stocking at Seller's facility or Customer's designated location, whichever occurs earlier. For purposes of this section, "delivery" shall mean the point at which Seller or Seller's Seller or agent turns over possession of the Product or Licensed Materials to Customer, Customer's employee, Customer's designated carrier, Customer's warehouse, or other Customer's agent and not necessarily the final destination shown on the order.

3.10     PERSONAL INJURY

         Each party hereto shall indemnify and hold harmless the other party and its officers, directors, employees and affiliates against costs and expenses arising from suits, claims or proceedings brought against the other party for direct damages due to personal injuries (including death) which allegedly results from the negligence or willful misconduct of the defending party in the performance of this Agreement. The indemnifying party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such direct damages awarded or resulting from any such suite, claim or proceeding.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

3.10     A INDEMNIFICATION PROCEDURES

         Any party that proposes to assert the right to be indemnified under
         Section 3.10 (Personal Injury) will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under either of such Sections, notify the indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve it from any liability that it may have to any indemnified party under the foregoing provisions of Section 3.10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in, and to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. An indemnified party will have the right under Section 3.10 to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified part and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party. An indemnifying party will not be liable under Section 3.10 for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld).

3.11     INFRINGEMENT

         In the event of any claim, action, proceeding or suit by a third party against Customer, any affiliate of Customer or any of their respective officers, directors, employees or agents ("indemnified persons"), alleging an infringement of any United States patent, United States copyright, or United States trademark, or a violation in the United States of any trade secret or proprietary rights by reason of the use, in accordance with Seller's Specifications, of any Product or Licensed Materials furnished by Seller to Customer under this Agreement, Seller, at its expense, will defend and hold harmless Customer and the indemnified parties, subject to the conditions and exceptions stated below. Seller will reimburse Customer and the indemnified parties for any cost, expense or attorneys' fees, incurred at Seller's written request or authorization, and will indemnify Customer and the indemnified parties against any liability assessed against Customer and the indemnified parties by final judgment on account of such infringement or violation arising out of such use.

         If Customer's use shall be enjoined or in Seller's opinion is likely to be enjoined, Seller will, at its expense and at its option, either promptly (1) replace the enjoined Product or Licensed Materials furnished pursuant to this Agreement with a suitable substitute free of any


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         infringement; (2) modify it so that it will be free of the infringement; or (3) procure for Customer a license or other right to use it. If none of the foregoing options can be accomplished, Seller will remove the enjoined Product or Licensed Materials and refund to Customer any amounts paid to Seller therefor less a reasonable charge for any actual period of use by Customer.

         Customer shall give Seller prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and Seller shall have full and complete authority to assume the sole defense thereof, including appeals, and to settle same. Customer shall, upon Seller's request and at Seller's expense, furnish all information and assistance available to Customer and cooperate in every reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit.

         An indemnified party will have the right under this Section to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified part and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party. An indemnifying party will not be liable under this Section for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld).

         No undertaking of Seller under this section shall extend to any such alleged infringement or violation to the extent that it: (1) arises from adherence to design modifications, specifications, drawings, or written instructions which Seller is directed by Customer to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product or Licensed Materials of Seller's design or selection; or (2) arises from adherence to instructions to apply Customer's trademark, trade name or other company identification; or (3) resides in a product or licensed materials which are Vendor Items and which are furnished by Customer to Seller for use under this Agreement; or (4) relates to uses of Product or Licensed Materials provided by Seller in combinations with other Product or Licensed Materials, furnished either by Seller or others, which combination was not installed, recommended or otherwise approved by Seller. In the foregoing cases numbered (1) through (4), Customer will defend and save Seller harmless, subject to the same terms and conditions and exceptions stated above, with respect to the Seller's rights and obligations under this section.

         The liability of Seller and Customer with respect to any and all claims, actions, proceedings or suits by third parties alleging infringement of patents, trademarks or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any Products or Licensed Materials furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this section.

3.12     CUSTOMER'S REMEDIES

         CUSTOMER'S EXCLUSIVE REMEDIES AND THE ENTIRE LIABILITY OF SELLER, ITS AFFILIATES AND THEIR EMPLOYEES, AND AGENTS, AND ITS SELLERS FOR


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         ANY CLAIM, LOSS, DAMAGE OR EXPENSE OF CUSTOMER OR ANY OTHER ENTITY ARISING OUT OF THIS AGREEMENT, OR THE USE, PERFORMANCE, OR NON-PERFORMANCE OF ANY PRODUCT, LICENSED MATERIALS, OR SERVICES, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, INCLUDING NEGLIGENCE, INDEMNITY, OR STRICT LIABILITY, SHALL BE AS
         FOLLOWS:

         1.       FOR INFRINGEMENT - THE REMEDY SET FORTH IN SECTION 3.11;

         2. FOR THE NON-PERFORMANCE OF PRODUCTS AND SOFTWARE, AND FOR THE PERFORMANCE OR NON-PERFORMANCE OF SERVICES DURING THE WARRANTY PERIOD - THE REMEDY SET FORTH IN THE APPLICABLE "WARRANTY" SECTION OF ARTICLE VII;

         3. FOR TANGIBLE PROPERTY DAMAGE TO CUSTOMER'S PROPERTY AND PERSONAL INJURY CAUSED BY SELLER'S NEGLIGENCE AND WILLFUL MISCONDUCT - THE AMOUNT OF THE PROVEN DIRECT DAMAGES; AND FOR THE REMEDY SET FORTH IN SECTION 3.10A.

         4. FOR EVERYTHING OTHER THAN AS SET FORTH ABOVE - THE AMOUNT OF THE PROVEN DIRECT DAMAGES NOT TO EXCEED $250,000 PER OCCURRENCE, INCLUDING AWARDED COUNSEL FEES AND COSTS. PROVIDED HOWEVER THAT THIS SECTION 3.12.4 SHALL NOT APPLY TO THE REMEDY SET FORTH IN SECTION 7.1 RELATING TO REMOVAL AND REINSTALLATION EXPENSES ARISING FROM A DEFECT IN SELLER'S FIBER OPTIC PRODUCTS.

         NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, SELLER, ITS AFFILIATES AND THEIR EMPLOYEES, AND AGENTS, AND ITS SELLERS SHALL NOT BE LIABLE FOR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, REVENUES OR SAVINGS ARISING OUT OF THIS AGREEMENT, OR THE USE OR PERFORMANCE OF ANY PRODUCT, LICENSED MATERIALS, OR THE PROVISION OF SERVICES, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, INCLUDING NEGLIGENCE, OR STRICT LIABILITY. THIS SECTION SHALL SURVIVE FAILURE OF AN EXCLUSIVE OR LIMITED REMEDY.

         CUSTOMER SHALL GIVE SELLER PROMPT WRITTEN NOTICE OF ANY CLAIM. ANY ACTION OR PROCEEDING AGAINST SELLER MUST BE BROUGHT WITHIN TWENTY-FOUR
         (24) MONTHS AFTER THE CAUSE OF ACTION ACCRUES.

         SELLER'S ENTIRE LIABILITY FOR ANY CLAIM OR LOSS, DAMAGE OR EXPENSE FROM ANY CAUSE WHATSOEVER (OTHER THAN SECTION 3.11) SHALL IN NO EVENT EXCEED THE TOTAL MONIES ACTUALLY PAID TO SELLER FOR PRODUCTS, LICENSED MATERIALS AND/OR SERVICES COVERED BY THE APPLICABLE ATTACHMENT(S) UNDER WHICH THE SPECIFIC PRODUCTS, LICENSED MATERIALS, OR SERVICES COVERED BY THE APPLICABLE ATTACHMENT THAT GIVE RISE TO THE CLAIM WERE PURCHASED. NO ACTION OR PROCEEDING AGAINST SELLER MAY BE COMMENCED MORE THAN TWO YEARS AFTER THE SERVICES ARE RENDERED. THIS CLAUSE SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY

3.13     USE OF INFORMATION

         All technical and business information in whatever form recorded which bears a legend or notice restricting its use, copying, or dissemination or, if not in tangible form, is described as being proprietary or confidential at the time of disclosure and is subsequently summarized in a writing so marked and delivered to the receiving party within thirty (30) days of disclosure to


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         the receiving party (all hereinafter designated "Information") shall remain the property of the furnishing party. The furnishing party grants the receiving party the right to use such Information only for purposes expressly permitted in this section. Such Information (1) shall not be reproduced or copied, in whole or part, except for use as authorized in this Agreement; and (2) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed. Moreover, when Seller is the receiving party, Seller shall use such Information only for the purpose of performing under this Agreement, and when Customer is the receiving party, Customer shall use such Information only (1) to order; (2) to evaluate Seller's Products, Licensed Materials and Services; or (3) to install, operate and maintain the particular Products and Licensed Materials for which it was originally furnished. Unless the furnishing party consents in writing, such Information, except for that part, if any, which is known to the receiving party free of any confidential obligation, or which becomes generally known to the public through acts not attributable to the receiving party, shall be held in confidence by the receiving party. The receiving party may disclose such Information to other persons, upon the furnishing party's prior written authorization, but solely to perform acts which this section expressly authorizes the receiving party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing party at its request) to the same conditions respecting use of Information contained in this section and to any other reasonable conditions requested by the furnishing party.

3.14     DOCUMENTATION

         Seller shall furnish to Customer, at no additional charge; one (1) copy of the documentation for Products and/or one (1) copy of the Related Documentation for Software licensed to Customer. Such documentation shall be that which is customarily provided by Seller to its Customers at no additional charge. Such documentation shall be sufficient to enable Customer to operate and maintain such Products and Software in accordance with Seller's Specifications. Such documentation shall be provided either prior to, included with, or shortly after shipment of Products and/or Software from Seller to Customer. Additional copies of such documentation are available at prices set forth in Seller's Customer Price Lists.

3.15     NOTICES

         Any notice, demand or other communication (other than an order) required, or which may be given, under this Agreement shall, unless specifically otherwise provided in this Agreement, be in writing and shall be given or made by nationally recognized overnight courier service, confirmed facsimile, or certified mail, return receipt requested and shall be addressed to the respective parties as follows:

         If to Seller:

            ATTN: Contract Manager
            Lucent Technologies Inc.
            Global Service Provider
            4851 LBJ Freeway, Suite 900
            Dallas, Texas 75244
            Phone: 972-858-4956
            Facsimile: 972-858-4798

         If to Customer:

            Mr. John Warta, Chairman and Chief Executive Officer
            PF.Net, L.L.C.
            1625 B Street
            Washougal, Washington 98671


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         Any such notice shall be effective upon receipt. Each party may change its designated representative or address for receipt of communications and notices by giving written notice to the furnishing party.

3.16     FORCE MAJEURE

         Except for payment obligations, neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by fires, strikes, embargoes, explosions, earthquakes, floods, wars, water, the elements, labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, unavailability of raw materials or transportation facilities, acts or omissions of carriers or Sellers, or other causes beyond its control whether or not similar to the foregoing.

3.17     ASSIGNMENT

         Except as provided in this section, neither party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement, (an "assignment") without the other party's prior written consent. Any attempted assignment in contravention of this shall be void and ineffective. Nothing in this subsection shall preclude a party from employing a subcontractor in carrying out its obligations under this Agreement. A party's use of such subcontractor shall not release the party from its obligations under this Agreement. In the event Customer notifies Seller in writing that the use of a specific subcontractor by Seller is unacceptable to Customer and Customer provides reasonable justification as to why Seller should not continue using such subcontractor, Seller shall make every reasonable effort to secure an acceptable, alternative subcontractor. Notwithstanding the foregoing, Seller has the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, in whole or in part, at any time and without Customer's consent, to any present or future subsidiary or "Affiliate" of Seller or to any combination of the foregoing. Such assignment or delegation shall release Seller from any further obligation or liability thereon. Seller shall give Customer prompt written notice of the assignment. In addition, Customer shall have the right to assign any of its rights and obligations under this Agreement, upon thirty (30) days written notice to Seller to (i) the purchaser of 100% of the business or ownership interests of PF.Net,
         (ii) any wholly-owned subsidiary of Customer and (iii) any joint venture of which Customer or any wholly-owned subsidiary holds a 25% or greater ownership interest, provided in the case of an assigned described in clauses (i) and (iii) above; (A) any such party agrees to be bound in writing to the terms and conditions of this Agreement, (B) such party's credit standing is at least as favorable as that of Customer, and (C) such party is not deemed by Seller, in its sole discretion, to be a direct competitor of Seller's business. If all of the preceding conditions have not been met, Customer shall have no right to assign any of its rights hereunder. For the purposes of this section, the term "Agreement" includes this Agreement, any subordinate agreement placed under this Agreement, including Attachments, and any Order placed under this Agreement or subordinate agreement.

3.18     TERMINATION

3.18.1   TERMINATION FOR BREACH

         In the event either party is in material breach or default of the terms of this Agreement and such breach or default continues for a period of ten (10) days with respect to payment obligations or thirty (30) days with respect to any other obligations after the receipt of written notice from the other party, then the party not in breach or default shall have the right to terminate this Agreement without any charge, obligation or liability except for Products or Licensed Materials already delivered and Services already performed. The party not in breach or default shall provide full cooperation to the other party in every reasonable way to facilitate the remedy of the breach or default hereunder within the applicable cure period. Notwithstanding the foregoing, if the nature of the material breach or default is such that it is


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         not a payment obligation and it is incapable of cure within the foregoing thirty (30) day period, then the thirty (30) day cure period may be extended for a reasonable period of time (in no event to exceed an additional thirty (30) days), provided that the party in breach or default is proceeding diligently and in good faith to effectuate a cure.

3.18.2   TERMINATION FOR OTHER CAUSES

         If Customer terminates this Agreement pursuant to Article 2.9, all of Customer's and Seller's rights and obligations hereunder in respect to Products, Licensed Materials and Services ordered prior to such termination shall remain in full force and effect, and Seller's warranty obligations for Products which have achieved Installation Complete shall remain in full force and effect.

3.19     INDEPENDENT CONTRACTOR

         All work performed by either party under this Agreement shall be performed as an independent contractor and not as an agent of the other, and no persons furnished by the performing party shall be considered the employees or agents of the other.

3.20     RELEASES VOID

         Neither party shall require releases or waivers of any personal rights from representatives or employees of the other in connection with visits to its premises, nor shall such parties plead such releases or waivers in any action or proceeding.

3.21     PUBLICITY

         Neither party shall issue or release for publication any articles, advertising, or publicity material relating to Products, Licensed Materials, or Services under this Agreement or mentioning or implying the name, trademarks, logos, trade name, service mark or other company identification of the other party or any of its Affiliates or any of its personnel without the prior written consent of the other party.

3.22     CONFIDENTIALITY OF AGREEMENT

         Notwithstanding the obligations contained in Section "Use of Information" of this Agreement the parties shall keep all provisions of this Agreement and any order submitted hereunder (including, without limitation, prices and pricing related information) confidential except as reasonably necessary for performance by the parties hereunder and except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the party required to make such disclosure shall promptly inform the other prior to such disclosure in sufficient time to enable such other party to make known any objections it may have to such disclosure. The disclosing party shall take all reasonable steps and exercise all reasonable efforts directed by Seller to secure a protective order, seek confidential treatment, or otherwise assure that this Agreement and/or any order will be withheld from the public record.

3.23     EXPORT CONTROL

         The parties acknowledge that all Products, Licensed Materials, related documentation, and technical information (including, but not limited to, service and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such Products, Software, related documentation, and technical information must be authorized under those regulations. Each party agrees that it will not use, distribute, transfer, or transmit the Products, Software, related documentation, and technical information (even if incorporated into other products) except in compliance with US. regulations. If requested by Seller, Customer also agrees to sign written assurances and other export-related documents as may be required for Seller to comply with U.S. export regulations.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

3.24     AMENDMENTS

         Any supplement, modification or waiver of any provision of this Agreement must be in writing and signed by authorized representatives of both parties.

3.25     SEVERABILITY

         If any portion of this Agreement is found to be invalid or unenforceable, the parties agree that the remaining portions shall remain in effect. The parties further agree that in the event such invalid or unenforceable portion is an essential part of this Agreement, they will immediately begin negotiations for a replacement.

3.26     WAIVER

         If either party fails to enforce any right or remedy available under this Agreement, that failure shall not be construed as a waiver of any right or remedy with respect to any other breach or failure by the other party.

3.27     SURVIVAL

         The rights and obligations of the parties, which by their nature would continue beyond the termination cancellation, or expiration of this Agreement, shall survive such termination, cancellation or expiration.

3.28     SECTION HEADINGS

         The section headings in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

3.29     CHOICE OF LAW

         The construction and interpretation of, and the rights and obligations of the parties pursuant to this Agreement, shall be governed by the laws of the State of New York without regard to its conflict of laws provision and excluding the United Nations Convention on the Sale of Goods.

3.30     AMBIGUITIES

         The parties represent that they are sophisticated businesses with access to their own legal, financial and business advisors and that each party has had the opportunity to consult with advisors of their own choosing before entering into this Agreement. The parties therefore acknowledge and agree that the rule of law that ambiguities are construed against the drafter shall not apply to the interpretation of this Agreement.

3.31     FACILITIES ACCESS

         Each party shall provide the other with reasonable access to its facilities required in connection with the performance of their respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required. Neither party shall require releases of any personal rights in connections with visits to its premises.

3.32     TEST-BED LABORATORY

         Seller shall provide, at no additional cost to the Customer, one item or a pair (as applicable) of each of the equipment actually purchased by Customer necessary for establishment of a test-bed laboratory, which will include the Products set forth in the Attachments to this Agreement. The Customer agrees it will not use the test-bed laboratory for in-revenue service or any purpose other than testing, provided that Customer may use such test bed laboratory for in-service commercial testing for a period not to exceed six (6) months.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         In the alternative, at Customer's option, Customer may order equipment for it's test bed laboratory, which equipment purchase shall be subject to all applicable terms of this Agreement; provided, however, that (i) Customer shall have 180 days from the date of invoicing to pay the applicable purchase price for such equipment, and (ii) Customer may return (at Customer's cost) any of such equipment for any reason prior to the end of the applicable 180 day period and shall then have no obligation to make payment therefor.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                   ARTICLE IV
                   PROVISIONS APPLICABLE TO LICENSED MATERIALS

4.1      LICENSE FOR LICENSED MATERIALS

         Upon delivery of Licensed Materials pursuant to this Agreement, Seller grants to Customer a personal, nontransferable, and nonexclusive license to Use Licensed Materials on a Designated Processor in the United States for its own business operations. No license is granted to Customer to Use the Licensed Materials Mexico, Canada and other the countries covered by the North American Free Trade Agreement or to sublicense such Licensed Materials furnished by Seller. Customer shall not reverse engineer, decompile or disassemble Software furnished as object code to generate corresponding Source Code. Unless otherwise agreed in writing by Seller, Customer shall not modify Software furnished by Seller under this Agreement. If the Designated Processor becomes temporarily inoperative, Customer shall have the right to use the Licensed Materials temporarily on a backup processor until operable status is restored and processing on the backup processor is completed.

         Customer shall not copy Software embodied in Firmware. Customer shall not make any copies of any other Licensed Materials except as necessary in connection with the rights granted hereunder. Customer shall reproduce and include any Seller copyright and proprietary notice on all such necessary copies of the Licensed Materials. Customer shall also mark all media containing such copies with a warning that the Licensed Materials are subject to restrictions contained in an agreement between Seller and Customer and that such Licensed Materials are the property of Seller. Customer shall maintain records of the number and location of all copies of the Licensed Materials. Customer shall take appropriate action, by instruction, agreement, or otherwise, with the persons permitted access to the Licensed Materials so as to enable Customer to satisfy its obligations under this Agreement. If Customer's license is canceled or terminated, or when the Licensed Materials are no longer needed by Customer, Customer shall return all copies of such Licensed Materials to Seller or follow written disposition instructions provided by Seller.

4.2      CHANGES IN LICENSED MATERIALS

         Prior to shipment, Seller at its option may at any time modify the Specifications relating to its Licensed Materials, provided the modifications, under normal and proper Use, do not materially adversely affect the Use, function, or performance of the ordered Licensed Materials. Unless otherwise agreed in writing, such substitution shall not result in any additional charges to Customer with respect to licenses for which Seller has quoted fees to Customer.

4.3      CANCELLATION OF LICENSE

         Notwithstanding any other section in this Agreement to the contrary, if Customer fails to comply with any of the material terms and conditions of this Agreement with respect to the Use of Licensed Materials, and such failure is not corrected within thirty (30) days of receipt of written notice thereof by Customer, Seller, upon written notice to Customer, may cancel any affected license for Licensed Materials without further notification.

4.4      OPTIONAL SOFTWARE FEATURES

         Software provided to Customer under this Agreement may contain optional features, which are separately licensed and priced. Customer understands and agrees that such optional features will not be activated without written authorization from Seller and Customer's payment of the appropriate license fees. If, in spite of Customer's best efforts to comply with this restriction, such features are activated, Customer agrees to so notify Seller within five (5) business days from the date of Customer's knowledge that such features were activated and to pay Seller the


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         current license fees charged by Seller for the activated features, as well as the reasonable cost of money for the period in which such features were activated.

4.5      ADDITIONAL RIGHTS IN LICENSED MATERIALS

         Upon thirty (30) days advance written notice, Customer may relocate the Software permanently to a new processor of Customer. This new processor shall then become the Designated Processor in lieu of the former Designated Processor.

         Customer may retain an archival copy of the Software for as long as such Software is relevant to Customer's operations.

4.6      INSTALLATION OF SOFTWARE

         Where Customer is responsible for Software installation, Seller's sole responsibility is to deliver the Software to Customer on or before the scheduled Delivery Date agreed to by Seller. However, if the order specifies that Seller is responsible for such installation, Seller shall deliver the Software to Customer in sufficient time for it to be installed on or before the scheduled Installation Complete Date agreed to by Seller, and Seller shall complete its installation and associated testing on or before such date.

         Where Customer has assumed responsibility for the installation of newly licensed Software and in the event that Customer encounters installation difficulties, at Customer's request, Seller will, at the standard rate in effect at the time of the request, provide technical assistance.

4.7      VENDOR ITEM WARRANTY

         With respect to Licensed Materials that are Vendor Items, Seller, to the extent permitted, does hereby assign to Customer the Warranties given to Seller by its vendor of such vendor items.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                    ARTICLE V

                           GENERAL SERVICES PROVISION

5.1      PERSONNEL

         In recognition of the fact that Seller may perform similar work from time to time for others, this Agreement will not prevent Seller from performing such similar work or restrict Seller's use of any personnel who may be provided to Customer under this Agreement.

5.2      RELOCATION, MODIFICATION OR IMPROPER USAGE OF SOFTWARE

         Seller shall be under no obligation to continue provision of Service for software under this Agreement if:

         (a) The software program(s) has been modified without the prior written approval of Seller;

         (b) The original software program identification marks have been removed or altered;

         (c) The software program(s) is moved from the street address where it was initially installed without the prior written approval of Seller;

         (d) System software (i.e., core operating system utilities and libraries, drivers, etc.) are not supported by Seller;

         (e) Host computer does not conform to the update level necessary to support the software or has been modified other than by Seller personnel, so as not to conform to the specifications for which the software was designed; or

         (f) Customer uses the software program in violation of Customer's software license and such violation continues for ten (10) days after Seller delivers notice of such violation to Customer.

5.3      SERVICES NOT COVERED

         Seller will not provides services required to repair damages, malfunctions, or service failures caused by:

         (a) Customer's failure to follow equipment manufacturer's relevant installation, operation or maintenance instructions;

         (b) Failure of a host computer, or other equipment or software not maintained under this Agreement;

         (c)      Customer's abuse, misuse or negligent acts;

         (d) Power failure or surges, lightning, fire, flood, pest damage, accident, actions of third parties and other events outside Seller's reasonable control or not arising under normal operating conditions; or

         (e)      Maintenance repair by persons not authorized by Seller.

         Seller, however, may agree to perform such maintenance services on a time and materials basis.

5.4      PERSONNEL & SUBCONTRACTORS

         (a) Seller reserves the right to assign, re-assign and substitute its personnel with personnel having comparable qualifications at any time during the term of this Agreement, with no interruption of Customer's services.

         (b) During the term of this Agreement, and for a period of one (1) year from the termination of this Agreement or a Statement of Work, the parties agree not to employ, make an offer of


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
                  employment to, or enter into a consulting relationship with any employee, subcontractor, or consultant of the other party who is directly involved with the delivery of Services under this Agreement, except upon the prior written consent of the affected party.

         (c) Seller reserves the right to subcontract any or all of the Services to third parties and to use independent consultants provided that (i) the use of subcontractors and/or consultants will not cause any interruption of Services to Customer, (ii) such subcontractors and/or consultants have recognized experience and qualifications in providing the subject Services, and (iii) if Customer notifies Seller in writing that a particular subcontractor or consultant should be removed from providing service for just cause, Seller will make reasonable efforts to find an acceptable replacement subcontractor and/or consultant. Services supplied by such third parties shall be subject to the terms and conditions of this Agreement as if supplied directly by Seller and Seller shall be responsible for the Services performed.

         (d) Customer's site representative shall exercise no supervision over any personnel furnished by Seller or any subcontractor, but Customer's site representative shall be available to Seller for consultation and advice.

5.5      WORK OR SERVICES PERFORMED BY OTHERS

         Work or services performed at the site by Customer or Customer's other vendors or contractors shall not interfere with Seller's performance of Services. Seller shall have no responsibility or liability with respect to such work or services performed by any person other than its employees, subcontractors, consultants, or other agents. If Customer or its other vendors or contractors fail to timely complete the site readiness or if Customer's or its other vendors' or contractors' work interferes with Seller's performance, the scheduled completion date of Seller's Services under this Agreement shall be extended as necessary to compensate for such delay or interference.

5.6      PROVISIONS FOR ENGINEERING AND INSTALLATION SERVICES

5.6.1    SITE REQUIREMENTS

                  Customer is solely responsible for ensuring that the installation site is compliant with any reasonable site requirements identified in writing by Seller for the installation and/or operation of any Products, Licensed Materials, or Services furnished by Seller under this Agreement. Such site requirements may include, without limitation, those site requirements set forth herein below. Seller agrees to cooperate with Customer to ensure compliance with all site requirements, provided that such cooperation shall not require Seller to incur any out-of-pocket costs unless the parties expressly agree otherwise in writing.

                  Customer shall be solely responsible for ensuring that the installation site complies with all applicable laws, orders, and regulations of federal, state and local governmental entities including, without limitation, those relating to environmental conditions.

                  Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability to Customer, its employees, agents, and customers for any delay by Seller in completion of any installation or other Service to be provided by Seller under this Agreement if such delay is attributable to the failure by Customer to comply with any site requirements or to provide any other items which are the responsibility of Customer under this Article 5.6.

                  The site requirements which are solely the Customer's responsibility may include the following as required by the conditions of the particular installation or other on site service at no cost to Seller:

                  (a)      Participate in a joint site survey with Seller


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                  (b) Interior Space - Clears ten feet (10') from floor to bottom of lowest obstruction

                  (c) Floor Loading (minimum requirements) Structural Analysis always required

                  (d)      Power Room 150 lb. per sq. ft

                  (e)      Switch Room 100 lb. per sq. ft.

                  (f) Floor Thickness: In accordance with local seismic requirements for the equipment

                  (g)      Conduit access to all floors in building

                  (h)      Local exchange carrier cable available

                  (i)      Commercial electrical current

                  (j)      Existing building grounding is 5 ohm or less metered

                  (k) Battery room ventilation in accordance with local requirements

                  (l)      Fire suppression system

                  (m) Freight access for a 48' trailer off loading equipment.

5.6.2    ADDITIONAL ITEMS TO BE PROVIDED BY CUSTOMER

         Customer will also be responsible for furnishing the items described in this Section 5.6.2 as required by the conditions of the particular installation or other on-site Service at no cost to Seller and such items are not included in Seller's price for the Services. Seller shall have the right to invoice Customer for any out-of-pocket costs or expenses incurred by Seller as a result of Customer's failure to provide any of these items described in this Section 5.6.2 and all such invoices shall be paid by Customer in accordance with this Agreement.

         (a) Access to Building and Work Site Customer shall provide employees of Seller and its subcontractors free access to premises and facilities at all hours during the scheduled Service or at such other times as are requested by Seller. Customer shall obtain for Seller's employees and its subcontractors' employees any identification and clearance credentials, which are necessary to enable Seller and its subcontractors to have access to the work site.

         (b) Site Coordination At Seller's request Customer shall coordinate with Customer's sub contractors, property managers, Regional Bell Operating Company, Local Exchange Carrier and any other parties and tenants having rights to the work site or whose participation is necessary in order for Seller to perform the applicable Services.

         (c) Environmental Conditions Prior to the Services start date, Customer shall insure that the applicable premises will be dry and free from dust and Hazardous Materials, including but not limited to asbestos, and that the premises are in such condition as not to be injurious to Seller's or its subcontractors' employees or to the Products and Licensed Materials to be installed. Prior to Services start date and during the performance of the Services, Customer shall, if requested by Seller, provide Seller with sufficient data to assist Seller and its subcontractors in evaluating the environmental conditions at the work site (including without limitation, the presence of Hazardous Materials). The price quoted by Seller for Services does not include the cost of removal or disposal of the Hazardous Materials from the work site. Customer is responsible for the removal and disposal in accordance with applicable laws, rules and regulation of the Hazardous Materials, including but not limited to asbestos, prior to commencement of Services.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         (d) Sensitive Equipment Prior to the Services start date, Customer shall inform Seller of the presence of any sensitive equipment at the work site (e.g., equipment sensitive to static electricity or light).

         (e) Repairs to Buildings Prior to the Services start date, Customer shall make such alterations and repairs to the work site as are necessary for proper installation of Products and Licensed Materials.

         (f) Building Readiness Prior to the Services start date, Customer shall provide extraordinary hauling and hoisting services such as, rigging or crane services, if applicable, and shall arrange for traffic control, if necessary for the delivery of Products.

         (g) Openings in Buildings - Customer shall furnish suitable openings in buildings, including, without limitation, elevators and windows as needed to allow Products to be placed in position, and shall provide necessary openings and ducts for cable and conductors in floors and walls as designated on engineering drawings furnished by Seller. Customer shall fireproof (with steel covers and as otherwise required by applicable laws, rules, regulations, and codes) all unopened paths throughout such buildings.

         (h) Surveys Prior to the Services start date, Customer shall provide to Seller (and, if requested by Seller, to Seller's subcontractors) surveys (describing the physical characteristics, legal limitations, and utility locations for the work site) and a legal description of the site.

         (i) Electrical Current, Heat, Light, and Water Customer shall, in amounts no less than that ordinarily furnished for similar purposes in a working office, provide electric power, run all leads to Seller's power board; provide temperature control and general illumination (regular and emergency) in rooms in which services are to be performed or Products stored, provide exit lights; and provide water and other necessary utilities for the proper execution of Services.

         (j) Building Evacuation Prior to the Services start date, Customer shall provide building evacuation plans in case of a fire or other emergency.

         (k) Ceiling Inserts Provide ceiling inserts as required using Seller's standard spacing arrangement for ceiling support equipment.

         (l) Material Furnished by Customer Unless expressly stated to the contrary, Seller's prices do not include costs for any Customer furnished material nor do they include any Seller charges for engineering, installation, modification, or repair Services relating to Customer furnished material. New or used material furnished by Customer shall be in such condition that it requires no repair and no adjustment or test effort in excess of that normal for new equipment. Customer assumes all responsibility for the proper functioning of such material. Customer shall also provide the necessary technical assistance and information for Seller to properly install such material.

         (m) Floor Space and Storage Facilities Customer shall provide, for the duration of Services, suitable and easily accessible floor space and storage facilities to permit storing of Products and other material, tools and other property of Seller and its subcontractors in close proximity to where they will be used. Where the Services are to be performed outside of a building or in a building under construction, Customer shall, in addition to the above requirements, permit or secure any necessary permission for Seller and its subcontractors to maintain at the work site, storage facilities for Products, material, tools, and equipment needed to complete


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
                  the Services. As appropriate Customer shall provide Seller's and its subcontractors' personnel access to toilet facilities.

         (n) Easements, Permits, and Rights of Way Customer shall secure prior to the Services start date and shall maintain for the duration of the Services all rights-of-way, easements, licenses, and permits and such other rights and approvals as are necessary to enable Seller to perform the Services including, without limitation, all construction and building permits for work to be performed at the work site and other areas ancillary to the work site such as sidewalks, streets, alleys, and highways.

         (o) Security Service Customer shall provide such levels of security as are reasonably necessary to prevent admission of unauthorized persons to building and other areas where installation Services are performed and to prevent unauthorized removal of the Products and other materials. Seller will inform Customer as to which storage facilities at the work site Seller will keep locked. To the extent practicable, such storage facilities will remain closed to Customer's building surveillance.

         (p) Access to Existing Equipment Customer shall permit Seller reasonable use of such portions of the existing equipment as are necessary for the proper completion of such tests as require coordination with existing equipment. Such use shall not interfere with the Customer's normal maintenance of equipment.

         (q) Grounds Customer shall provide access to suitable and isolated building ground as required for Seller's standard grounding of equipment. Where installation is performed outside or in a building under construction, Customer shall also furnish lightning protection ground.

         (r) Requirements for Customer Designed Circuits Customer shall furnish information covering the proper test and readjust requirements for apparatus and shall furnish requirements for circuit performance associated with circuits designed by Customer or standard circuits modified by Customer's drawings such as alarm and environmental circuits.

         (s) Cross-Connecting Main Distributing Frames and Installing Heat Coils Customer shall install such cross-connections and heat coils as are necessary in connection with the Services.

         (t) Clearing Equipment for Modifications Customer shall remove cross-connections, transfer service on trunks and sundry working equipment, and make other arrangements required to permit Seller to modify existing equipment.

         (u) In the event the joint site survey conducted by the parties pursuant to Section 5.6.1(a) determines that the necessary requirements are not met at the commencement of the installation of the Products and the Customer needs to arrange for alterations and/or repairs, the order will be placed on hold until such time as requirements are met. During such interval, Seller reserves the right to determine any schedule and price impacts, to treat such product as Bill and Hold, or to cancel such order.

5.6.3    ITEMS TO BE FURNISHED BY SELLER

         5.6.3.1  Engineering

                  General Review Seller will review the following items as Seller deems appropriate; switching Products (Products and Software); transmission Products (Products and Software); power/energy equipment hardware; engineering drawings; site survey; grounding of the switch; appliance outlets; front and rear aisle lighting as required;


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
                  timing cables; distributing frame engineering and equipment; cable rack and hardware; stanchions; end guards auxiliary framing; existing cable holes; fiber cable protection systems.

                  Needs Analysis Seller will perform a needs analysis of the Telephone Equipment Order (TEO) and the Customer's specified requirements to determine the equipment solution that meets those requirements.

                  Records Upon Installation Complete, Seller will turn over to Customer a complete set of records. Such records include but are not limited to wiring lists, front equipment drawings, assignment drawings, and interface schematics.

         5.6.3.2  Installation

                  Site Survey Prior to the commencement of installation Services, Seller and Customer will perform a joint site survey to determine whether the installation site meets the site requirements referenced in Section 5.6.1 and whether Customer has provided the items set forth herein. Should Seller determine that the site does not comply with such site requirements or that Customer has not provided any item required under Articles 5.6.1 and 5.6.2, Seller shall specify such deficiencies to Customer in writing. Seller and Customer shall jointly agree on a course of action to correct such deficiencies prior to the start of installation Services. During the joint site survey, Seller and Customer shall also jointly agree upon the layouts and arrangements for the Products and Licensed Materials to be installed. Upon the start of installation all changes shall be subject to additional charges.

                  Method of Procedure Seller shall prepare a detailed Method of Procedure ("MOP") and review with Customer before starting work. Customer shall review the MOP prepared by Seller and shall give Seller written acceptance of the MOP by signing a copy thereof prior to the Services start date. Any changes to the MOP requested by Customer shall be agreed upon subject to the Change Order process.

                  The MOP shall contain the following details

                  (a) A concise statement that covers the installation Services to be performed including the equipment that will be affected and the hours that such Services are to be performed;

                  (b)      Specific responsibilities of Seller and Customer;

                  (c) Service protection procedures that include, general service protection rules and special service precautions for the specific project;

                  (d) A time and release schedule of the work operations involving working equipment and/or circuits in service and;

                  (e) A method of identifying equipment and cabling to ensure that the circuits are "cleared" before start of work;

                  (f) A detailed account of the work operations that the installer will follow;

                  (g) The methodology to be used to halt installation Services if trouble occurs and a general procedure to correct/resume work operations;

                  (h)      Provide environmental safety concerns, if applicable;

                  (i)      Obtain Customer signature.

                  Warehousing, Delivery, Receipt & On-site Storage of Equipment, and General Cleaning Seller will stage the delivery of Products. Seller's personnel will be on-site at the time the Products are delivered. Such personnel will accept the


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                  Products, unpack for inventory purposes and inspect such Products for damage. Seller will resolve all shipping errors inventory discrepancies and damage issues. This function shall be performed in an area previously designated for the storage and unpacking of equipment and Product(s). Such area will be selected based on a location that minimizes movement of material and personnel through the work site. In the event storage is limited or inadequate, as determined by Seller, temporary storage facilities such as trailers or containers may be required. Any fees associated with the procurement of temporary storage facilities are not included in Seller's quoted prices and shall be solely the responsibility of the Customer. Materials such as plywood or masonite will be utilized as necessary, to prevent cable reels, iron work and other heavy objects from damaging floors, walls and doors. Seller shall perform general cleaning of the equipment and storage areas (e.g. clearing floors of debris, packing material, etc.) on a regular basis throughout the installation period. Rubbish shall be disposed of at Seller's expense and in compliance with local requirements.

                  Hardware Assembly Hardware assemblies and overhead cable rack, iron work and conduit (collectively "Components") will be delivered for specific bays and cabinets as identified in the firm price quote provided or in the Statement of Work. Unless included in the applicable SOW, additions of these components to provide access to other locations (i.e. power rooms, computer rooms, distributing frames not located with Products, or Products located on separate floors) will be specifically excluded from the installation Services. Such additions will only be included in the installation Services for an additional charge. Seller will place and secure all ordered Products in the location specified in the engineering specifications. Such activity includes but is not limited to:

                  (a)      Mark and drill floors

                  (b)      Assemble and place floor mounted Products

                  (c)      Assemble distribution frames

                  (d)      Erect frames

                  (e)      Align and junction frames

                  (f)      Install end guards and covers

                  (g)      Assemble and install fiber protection ductwork

                  (h)      Mount units and apparatus

                  (i)      Place batteries

                  (j) Seller will also erect supporting hardware compatible with purchased Products. Such activity includes but is not limited to

                  (k) Fabricate and install cable racks, bars, rod or stations as identified in the Statement of Work

                  (l)      Erect ladder rack and ladders

                  (m) Open and close existing cable holes and slots. Any new cable holes to facilitate Product(s) design are the responsibility of the Customer

                  (n) Fabricate and install framing aisle lighting conduit and fittings

                  (o) In addition, Seller will place and designate connecting appliances (MDF terminal blocks, DSX panels, etc.) provided with order. Such as but not limited to


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                  (p)      Stamp and/or affix aisle, shelf and unit designations

                  (q)      Mount and stencil terminal strips

                  Seller will also extend lighting, AC circuits and grounding to include added Products if Products are ordered in Statement of Work. Such activities include but are not limited to:

                  (a)      Assemble and install lighting fixtures

                  (b)      Install switches and receptacles

                  Cable and Wire For cable and wire to be installed by Seller, Seller will run, tag, and secure metallic and fiber optic cables in an unobstructed environment a maximum of one hundred
                  (100) feet and power cables a maximum of fifty (50) feet for the Products and apparatus (this specifically excludes primary power cables, except on power equipment orders) identified in the Product order or Statement of Work. Seller will wire, attach, terminate and affix all cable and wire including fiber optic cables supplied with purchased Products. This may include but is not limited to mechanical wire wrapping, soldering, crimping, plugging in of pre-terminated cables or polishing of fiber optics for purchased Product. Seller will run alarm cabling, terminate and test for the identified equipment including Customer provided environmental scan points of fire detection and door entry which are less than fifty (50) feet away and pre-terminated. Seller will verify all copper wiring placed by the Seller for continuity to detect and analyze opens, shorts, reversals, and incorrect wiring. Where pairs, quads or groupings are indicated, the grouping will be verified. Seller will ensure the functionality and integrity of all fiber directly associated with the installed Products and the fiber optic cables installed by Seller within the building structure. Seller will "Dress" all cabling and wiring and provide physical protection. Seller will properly protect cables at all "break-off" locations, such as the vertical turns from the overhead cable rack to bay frame work.

                  Testing Specific test procedures are dependent upon the type of Product installed and are identified in the installation guide for the particular Product. To ensure that technical design and performance criteria are being met, testing shall be performed by Seller to obtain an evaluation of the functional, operational, electrical and mechanical integrity of all Products installed by Seller. In general the following tests are required for all Product types furnished and installed by Seller: Seller's activities associated with testing will include, but not be limited to the following:

                  (a)      Turn on and verify power to installed Products

                  (b) Load product software and default parameters required to conduct local unit loop-back testing to demarcation points.

                  (c) Run and connect test specific cross-connects. Remove upon completion of test(s).

                  (d) Perform all unit and system-level tests to ensure Products pass system and technician evoked diagnostics

                  (e) Test functionality of circuit packs required by job, at time of original installation, within the installed unit. Testing of spares is specifically excluded and will be included only for an additional charge.

                  (f) Test functionality and integrity of Seller installed local alarms.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                  (g) Resolve troubles encountered with Products purchased on order. Refer to Customer any trouble found in Customer provided equipment.

                  (h) Maintain test logs and trouble reports and turn over to Customer.

                  (i) Seller will perform the following Turnover procedures for all installation Services provided by Seller

                  (j)      Inform Customer of completion of installation cycle.

                  (k) Provide Customer with all drawings, invoices, logs and test results per the contract.

                  (l) Remove from Customer premises tools and scrap generated from installation effort.

                  (m)      Issue job completion notice to Customer.

5.7      PROVISIONS FOR PROFESSIONAL SERVICES

5.7.1    SCOPE

         Services to be provided hereunder are set forth in the Professional Consulting Services Agreement and Statement of Work, which are attached to and incorporated herein as Attachment F. Seller and Customer may enter into additional Professional Services Agreements and Statements of Work, and, if so, each will be automatically incorporated into this Agreement upon signature by an authorized representative of each party without further amendment. Statements of Work shall be in writing and properly attached to this Agreement.

5.7.2    DEFINITIONS

         For the purpose of this Section 5.7.2, the following definitions will apply:

                  CALL-OUT SERVICES: a) When requested by Customer, services are provided on an availability basis at the then-current Call-Out Hourly Rate for time and materials plus incurred travel and living expenses for dispatches over fifty (50) miles; b) Hourly Rates are measured from the start of remote diagnostic assistance, or from time of dispatch until return to point of dispatch; c) Prevailing minimum billing requirements apply.

                  CONSULTATION SERVICES: Diagnostic assistance provided from product or system specialists. Charges for Consultation Services are billed at the then-current Consultation Service Hourly Rate for time and materials or upon payment of an annual subscription fee. Charges will be: a) one hour minimum for remote diagnostics (voice or modem) and b) eight hours minimum plus incurred travel and living expenses for on-site visitation.

                  OUT-OF-COVERAGE HOURS SERVICE: a) Maintenance services rendered to Customers outside of the coverage period. Such services will be provided on an availability basis at the then-current Out-of-Coverage Hour Rate for time and materials, plus incurred travel and living expenses for dispatches over fifty (50) miles; b) Hourly Rates are measured from start of remote diagnostic assistance or from time of dispatch until return to point of dispatch; c) Prevailing minimum billing requirements apply.

5.7.3    CUSTOMER'S RESPONSIBILITIES

         Throughout the term of this Agreement Customer agrees to:

         (a) Follow all Seller's or other relevant equipment manufacturer's applicable installation, operation, administration, and maintenance instructions;


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         (b) Provide the environment, electrical, and telecommunications connections as specified by Seller or relevant equipment manufacturer;

         (c) Provide reasonable access to the equipment to enable Seller to perform maintenance;

         (d) Provide adequate communications facilities, workspace, and storage space for Seller spare parts;

         (e) Have their representative at the equipment location during any Seller service activity on the premises;

         (f) Maintain a procedure external to the software program(s) and host computer for reconstruction of lost or altered files, data or programs to the extent deemed necessary by the Customer;

         (g) Provide test equipment and maintenance documentation sufficient for maintenance of other than Seller products that are listed in this Agreement; and

         (h) Assure that work done at the site by Customer or by others shall not interfere with Seller's performance of Services.

5.7.5    HAZARDOUS MATERIALS/CONDITIONS

         The Customer has the responsibility to inform, identify, correct, mark, monitor, remove, and/or dispose of any hazardous materials or conditions that might interfere with the provision of Service prior to start of Service. If hazardous materials or conditions are found to affect provision of Services, work stoppage or delay will occur until the site is no longer injurious to Seller's employees. Seller's sole remedy for Customer's failure to comply with this Article 5.7.5 is limited to (a) reimbursement for additional work effort or expenses incurred, and (b) relief from liability for any delay or failure to perform a service to the extent such delay or failure is caused by the presence of hazardous materials or related conditions.

                                   ARTICLE VI
                               PROJECT MANAGEMENT

6.1      SCOPE

         The parties will each appoint a project management representative(s) to be responsible for initiating Work, coordinating all such Work, controlling, monitoring and progressing the Work to an acceptable conclusion, including the arrangement of any agreed upon review meetings, and communicating and cooperating with each other in all matters pertaining to the progress of the Work. The Project Managers shall also be responsible for ensuring that the Work progresses in accordance with the SOW and any schedules incorporated therein.

6.2      SELLER PROJECT MANAGEMENT

         Seller will provide project management as mutually agreed by the parties.

6.3      CUSTOMER PROJECT MANAGEMENT

         Customer will provide project management as mutually agreed by the parties.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                   ARTICLE VII
                                    WARRANTY

7.1      NETWORK ELEMENTS

         Seller warrants to Customer only, that during the applicable warranty period specified below or in the applicable Attachment: (i) Products (exclusive of Software) will be free from defects in material and workmanship and will conform to Seller's Specifications for such Products; (ii) Software licensed by Seller to Customer will be free from those defects which materially affect performance in accordance with Seller's Specifications

         The warranty period for Products, unless otherwise stated in the applicable Attachment, and the associated Software (basic software acquired with the product that enables it to function) is twelve (12) months and for all other Software is for a period of three (3) months commencing on date of shipment or, if installed by Seller the earliest of either: (i) Installation Complete or (ii) the date Customer first puts Products and/or Licensed Materials into commercial service. For Bill and Hold Products the warranty will commence upon the date of stocking at Seller's facility or Customer's designated location. The warranty period for any Product (or part thereof) repaired or replaced under this section is the unexpired portion of the repaired or replaced Product warranty period or three (3) months, whichever is longer.

         If, under normal and proper use, a defect or non-conformity appears in Products (other than Vendor Items) or Software during the applicable warranty period and Customer promptly notifies Seller in writing of such defect or non-conformance and follows Seller's instructions regarding return of defective or non-conforming Product or Software, Seller, at its option, will either promptly repair, replace or correct the same without charge at its manufacturing or repair facility or if Seller is unable to repair, replace or correct the defect, provide a refund or credit (at Customer's option) based on the original purchase price or license fee. No Product or Software will be accepted for repair or replacement without the written authorization of and in accordance with instructions of Seller. Removal and reinstallation expenses as well as transportation expenses associated with returning Product (other than fiber optic cable) and Software as well as transportation expenses associated with returning such Product or Software to Seller shall be borne by Customer (other than in respect of defective fiber optic cable). In the event that it is determined that the returned Product or Software is defective, Seller shall (i) reimburse Customer the cost of transportation and Customer's out-of-pocket costs of removal and reinstallation of the defective Product or Software and (ii) pay the costs of transportation. If it is determined that any returned Product (other than fiber optic cable) or Software is not defective, Customer shall reimburse all of Seller's out-of-pocket costs of handling, inspecting, testing and transportation and, if applicable, travel and related expenses incurred in respect of such returned Product or Software.

         With respect to defective fiber optic cable purchased under this Agreement, the following will apply:

                  (a) For any single defect (at a single location) in any segment of fiber (defined as the length of fiber between two splice points)(a "Fiber Segment") determined by the mutual agreement of Customer and Seller to be a manufacturing or product defect, Customer and Seller shall seek to promptly repair such defect by means of a splice; provided that a splice shall not be deemed a suitable remedy in the event that such a splice would adversely impact the performance specifications of such Fiber Segment. Seller agrees to reimburse Customer (with a credit for the future purchase of Seller's Products) its out-of-pocket expenses (up to


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         $20,000) of transportation, repair and reinstallation associated with each such individual defect.

                  (b) For multiple defects in any Fiber Segment or in the case described in paragraph (a) above where a splice is not a suitable remedy and Customer and Seller have mutually agreed that such defect is a manufacturing or product defect, Customer may require Seller to promptly replace the entire length of fiber optic cable constituting such Fiber Segment at no cost to Customer. All transportation costs associated with the return and replacement of the defective fiber optic cable shall be borne by Seller. In addition, Seller shall provide Customer with a credit for the future purchase of Seller's Products equal to the amount of out-of-pocket expenses incurred by Customer associated with the removal and reinstallation of the replacement fiber optic cable, which shall not exceed 25% of the actual purchase price paid by Customer for the replaced fiber optic cable.

         In repairing or replacing any Product (other than fiber optic cable) or part of Product (other than fiber optic cable) under this warranty, Seller may use either new, remanufactured, reconditioned, refurbished or functionally equivalent Products or parts. Replaced Products or parts shall become Seller's property.

         With respect to Products (other than Vendor Items), which Seller has ascertained are not readily returnable for repair, Seller, at its option, may elect to repair or replace the Products at Customer's site. Customer, at its expense, shall make the Products accessible for repair or replacement and shall restore the site after Seller has completed its repairs or replacement.

7.2      SERVICES

         Seller agrees to perform Services in a workmanlike manner and in accordance with good usage and industry standards using material free from defects except where such material is provided by Customer. If Services performed by Seller prove not to have been so performed, and if Customer notifies Seller to that effect within a thirty (30) day period commencing on the date of completion of the service, Seller, at its option, will promptly correct any defects and deficiencies or if Seller is unable to make such correction, render a full or pro-rated refund or credit (at Customer's option) based on the original charge for the Service.

         If engineering or installation Services only prove not to be performed as warranted within a three (3) month period commencing on the date of completion of the Services, Seller, at its option, either will correct the defect or non-conforming Services or render a full or pro-rated refund or credit (at Customer's option) based on the original charges for the Services.

7.3      NETWORK

         The Network Elements, if readied in accordance with the terms, conditions, and Specifications of this Agreement and all Attachments, and upon the satisfaction of any required deliverables by Seller and Customer specified in Attachments to this Agreement, will operate as an integrated network upon completion of all applicable testing for each span between designated locations. A span consists of any two remote op amp terminal sites, and/or regional sites, and/or terminal sites, connected by a continuous segment of fiber optic cable. All spans also will collectively operate as an integrated network. This warranty shall not apply to the extent that claims arise due to the following: (i) Network Elements are installed by a third party not authorized or certified by Seller, (ii) Customer fails to take appropriate action(s) as prescribed by Seller during the term of this Agreement, (iii) Vendor items or licensed materials not provided by Seller are defective, (iv) services not provided by


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

         Seller are not performed as warranted or fail to perform. The provisions of section 7.1 will supersede the provisions of Section 7.3 as applicable to individual Seller provided Products.

         In the event that the Network does not operate as warranted in this
         Section 7.3, Seller will promptly take such steps, without charge to Customer, as may be necessary to achieve Network integration.

7.4      BACKWARDS COMPATABILITY

         In addition to the warranties contained elsewhere in the Article VII, the Seller represents and warrants that each version of Licensed Materials will be Backwards Compatible with all existing in-Service Seller Provided Products and Software. In the event that Licensed Materials supplied by Seller does not provide Backwards Compatibility during the Term of this Agreement, then the Seller will provide, without charge to the Customer, the most current version of the Licensed Materials, and otherwise promptly take such steps as may be necessary to achieve Backwards Compatibility. The Customer will be responsible for the cost of any additional equipment necessary to accommodate additional capacity, memory or processing necessitated by any new version of Licensed Materials.

7.5      YEAR 2000 WARRANTY

         (a) Seller represents and warrants that during the period beginning on the warranty start date and for the warranty periods set forth in
         Section 7.1, but in no event ending prior to December 31, 2001, any Seller Provided Products and Licensed Materials delivered by the Seller to the Customer under this Contract will:

                  (i) accurately and fully record, store, present and process calendar dates falling on or after January 1, 2000, with substantially the same functionality as such products record, store, present and process calendar dates falling on or before December 31, 1999; and

                  (ii) provide substantially the same functionality with respect to the introduction of data containing dates falling on or after January 1, 2000, as it provides with respect to the introduction of data containing dates falling on or before December 31, 1999. All of the foregoing functionality in this paragraph (a) shall be known as "Year 2000 Capable."

         (b) When Customer purchases more than one version of software, if they are intended by Seller to interoperate, all such versions of Software will be compatible and interoperate in such manner as to process between them, as applicable, date related data correctly as described in paragraph (a) above.

         (c) The foregoing sets forth an additional warranty for Seller's Licensed Materials. The failure of the Products and Software to meet the foregoing requirements during the warranty period set forth in section 7.1 entitles Customer to the remedies set forth therein.

         (d) Nothing in the foregoing shall be deemed to make Seller responsible for the Year 2000 capability of any Software constituting Vendor Items interoperating or intending to operate with Seller's Software. Customer and/or the manufacturer of other supplier of such third


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         party Software shall be responsible for any Year 2000 compliance and assuring the ability of such Vendor Item Software to successfully operate while interoperating with Seller's Software.

7.6      BANDWIDTH ASSURANCE

         Seller warrants that a combination of its WaveStar OLS 400G product connected to Seller's True Wave Reduced Slope Fiber product will provide 400 GB/sec of capacity (the "Bandwidth Assurance"). If Customer purchases the above products (Products) and deploys the Products in accord with Seller's specifications and the Products fail to provide the Bandwidth Assurance, Seller shall promptly take all reasonable measures necessary to resolve the problem, including making any necessary repairs, replacing or adding Products, at no charge to Customer. Seller shall have no obligation for any failure to comply with the above warranty related to the use or failure of products, licensed materials or services which are not Seller provided Products, Licensed Materials or Services.

         Seller warrants that the WaveStar OLS platform will evolve to deliver the additional capacity as set forth in the following table:


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

------------------------------------------------------------------------------------------------
Transmission Rate per   Wavelength Count and Bit Rate      Optical Band       Availability Dates
      Fiber
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
      400 Gb/s             80 Channels @ 2.5 Gb/s             L Band                 4Q01

                           40 Channels @ 10 Gb/s
------------------------------------------------------------------------------------------------
      800 Gb/s            160 Channels @ 2.5 Gb/s           C + L Band               4Q01

                           80 Channels @ 10 Gb/s
------------------------------------------------------------------------------------------------
      1.6 Tb/s             40 Channels @ 40 Gb/s              C Band                 4Q02
------------------------------------------------------------------------------------------------
      3.2 Tb/s            160 Channels @ 10 Gb/s            C + L Band               4Q03

                           80 Channels @ 40 Gb/s
------------------------------------------------------------------------------------------------

         The C Band system amplifier is designed with intrinsic WDM components that combine and split C and L band signals. This design allows in-service upgrades from the C Band (400 Gb/s) to the C + L Band (800 Gb/s).

         If Lucent fails to deliver the WaveStar OLS products providing the additional bandwidth within six (6) months of the quoted availability dates and provided Customer's then in service system is fully utilized (i.e., 400 Gb/s, 800 Gb/s, 1.6 Tb/s, 3.2 Tb/s, as the case may be) Seller shall promptly take all reasonable measures to resolve the problem and to provide the additional bandwidth at a price no more than
         1.75 times the price of the then currently installed product.

         Seller also agrees that Customer will pay no more than 1.75 times the price of the then currently installed WaveStar product for the succeeding version of the WaveStar product. For example, Customer's price for the WaveStar 800 Gb/s will not be more than 1.75 times greater than the price for the WaveStar 400 Gb/s. Similarly, Customer's price for the 1.6 Tb/s WaveStar will not be more than 1.75 times greater than the price for the WaveStar 800 Gb/s.

         In addition to the foregoing, Seller and Customer agree to staff the Bandwidth Evaluation Teams pursuant to Exhibit A.

7.7      DISCLAIMER

         The foregoing warranties will not extend to defective conditions or non-conformities resulting from Customer's modifications, misuse, neglect, accident or abuse; improper wiring, repairing, splicing, alteration, installation, storage or maintenance; use in a manner not in accordance with Seller's or its vendor's Specifications, or operating instructions or failure of Customer to apply previously applicable Seller's modifications or corrections. In addition, Seller makes no warranty with respect to Products which have had their serial numbers or month and year of manufacture removed, altered and with respect to expendable items, including, without limitation, fuses, light bulbs, motor brushes and the like. No warranty is made that Software


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY
         will run uninterrupted or error free, and in addition Seller makes no warranty with respect to defects related to Customer's data base errors.

         THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO REPAIR, REPLACE, CREDIT, OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

                                  ARTICLE VIII
                                GENERAL ASSURANCE

         In the event that this Agreement does not address any particular terms, the parties agree to negotiate in good faith to reach an agreement on such terms, but such terms shall be no less favorable to Customer than comparable terms offered by Seller to any similarly situated customer on the date of this Agreement or in the future. Upon the written request of Customer, Seller shall provide Customer with any such terms, without identifying the specific customer.

                                   ARTICLE IX
                                  ATTACHMENTS

         All Attachments to this Agreement are incorporated herein by reference and constitute a part of this Agreement. Any additional Attachments agreed upon by the Parties subsequent to the Effective Date, and any Amendments to this Agreement, shall also be incorporated herein by reference to this Agreement.

                                    ARTICLE X
                                  COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY

                                   ARTICLE XI
                                ENTIRE AGREEMENT

         The terms and conditions contained in this Agreement supersede all prior oral or written understandings between the parties with respect to the subject matter thereof and constitute the entire agreement between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) indicated.

--------------------------------------------------------------------------------
              PF.NET, LLC.                  LUCENT TECHNOLOGIES INC.
--------------------------------------------------------------------------------
By:                                   By:
--------------------------------------------------------------------------------
Signature: /s/ John Warta             Signature: /s/ James P. Goodman
--------------------------------------------------------------------------------
Name:      John Warta                 Name:      James P. Goodman
--------------------------------------------------------------------------------
Title:     Chairman & CEO             Title:     Sales V.P.
--------------------------------------------------------------------------------
Date:      August 6, 1999             Date:      August 6, 1999
--------------------------------------------------------------------------------


                     LUCENT TECHNOLOGIES/PF.NET PROPRIETARY